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                                                                      EXHIBIT 99

[PRIMA ENERGY CORPORATION LOGO]


  PRIMA ENERGY REPORTS YEAR-END RESERVES, PENDING $13.7 MILLION SALE OF ASSETS
                             AND 2002 CAPITAL BUDGET

DENVER, Mar 4, 2002 -- Prima Energy Corporation (NASDAQ: PENG) reported estimated net proved reserves at year-end 2001 of 115.2 billion cubic feet (bcf) of natural gas and 3.4 million barrels of oil, or 135.6 bcf of natural gas equivalents (bcfe). At the end of 2001, Prima's proved reserves were comprised of 85% natural gas and 15% oil, and 64% of such reserves were classified as developed. The present value of estimated future net revenues from proved reserves, before income taxes, using a 10% discount factor (PV10), totaled $91.9 million at December 31, 2001.

Proved reserves reported as of the end of the prior year totaled 154.2 bcf of natural gas and 3.7 million barrels of oil, or 176.5 bcfe, with a PV10 of $576.1 million. SEC guidelines require the calculation and reporting of proved reserves and PV10 based on product prices in effect as of the last day of the year. The 23% decline in reserve quantities and 84% decline in PV10 in 2001 were primarily attributable to using average gas and oil prices that were 74% and 26% lower, respectively, than at the end of 2000. Estimated reserve quantities were particularly affected for the company's coalbed methane (CBM) reserves in the Powder River Basin, for which average gas prices dropped by 81%, from $7.14 per Mcf at the end of 2000 to $1.38 per Mcf at the end of 2001. Overall, average prices used to calculate proved reserves were $1.94 per Mcf of natural gas and $19.71 per barrel of oil at December 31, 2001, compared to $7.57 and $26.48, respectively, at the end of 2000.

Using year-end prices held constant, Prima's estimated probable reserves totaled approximately 314 bcfe at the end of 2001, compared to 336 bcfe at the end of 2000. Such reserves at both dates primarily relate to the company's Powder River Basin CBM properties. Reductions in estimated probable reserves caused by lower gas prices were largely offset by activities during the year that established additional probable reserves from deeper coals. The number of drilling locations for which probable reserves were assigned declined from 1,678 at the end of 2000 to 934 at the end of 2001. The average net reserves per probable location of 336 million cubic feet (MMcf), compared to 200 MMcf last year, result in lower projected finding and development costs and reduced operating expenses per unit of production.

Reserve estimates as of December 31, 2001 were also prepared using an alternate price case based on futures prices quoted on December 31, 2001 for the next five years, after which prices were held constant. Average prices reflected in the alternate case for proved reserves were $2.33 per Mcf for natural gas and $21.53 per barrel of oil. The following table compares reserves and PV10 for this alternate case with the SEC case.


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
                                               SEC Case                           Alternate Case
                                         Bcfe            PV10                 Bcfe                PV10
                                                      ($Millions)                              ($Millions)
Proved Reserves                         135.6             91.9               156.1                122.3
Probable Reserves                       313.9            114.0               352.3                206.0
Proved + Probable Reserves              449.5            205.9               508.4                328.3

PENDING SALE OF ASSETS

The pending property sale relates to the company's Stones Throw CBM project in the northern Powder River Basin, along with associated gathering system facilities and approximately 35,000 net undeveloped acres in the Stones Throw area. Prima selected this project area for active development in 2000 and 2001, in a high gas price environment, because the company controlled sufficient non-federal acreage to expedite obtaining drilling permits for numerous locations and because gas pipeline infrastructure was readily accessible. However, results to-date have not met our expectations and rather than continue to develop the property, we have elected to concentrate Prima's Powder River Basin CBM development activities where reserve potential and economic returns are estimated to be greater. The company has drilled a total of 156 wells in the Stones Throw area, of which 106 were hooked up and producing for all or part of the fourth quarter of 2001, during which period they averaged a combined 6.3 million cubic feet of natural gas per day net to Prima. These properties accounted for 4.5% of the PV10 of Prima's estimated proved reserves at December 31, 2001 (2.0% of total proved plus probable reserves), using SEC Case pricing. Using the alternate price case, these assets represent 4.7% of the PV10 of the company's estimated proved reserves at the end of 2001 (1.9% of total proved plus probable reserves).

The purchase and sale agreement executed with a private energy company provides for a $13.7 million sales price, effective January 1, 2002, and the transaction is expected to close within a few days. Prima does not anticipate reporting a gain or loss on the transaction, consistent with full cost accounting rules prescribed by the Securities and Exchange Commission. Proceeds will be credited against the carrying value of the company's assets. We anticipate structuring the transaction to facilitate a tax-free, like-kind exchange should we be able to identify qualifying properties to acquire within 45 days of closing. The aggregate sales proceeds will increase Prima's available cash, cash equivalents and marketable securities to approximately $40 million. With these resources and a debt-free balance sheet, the company is financially well positioned to capitalize on opportunities.

2002 CAPITAL BUDGET

Excluding acquisitions, Prima plans to make capital investments in 2002 aggregating between $25 million and $30 million, which compares to total net capital expenditures in 2001 of approximately $37 million. The initial projected allocation of the company's 2002 capital budget is approximately: 50% for exploitation of CBM properties in the Powder River Basin; 25% for development of properties in the Denver-Julesburg Basin; 15% for higher-risk exploration activities; and 10% for other operations, including



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oilfield service companies. Among CBM projects with planned near-term activities is the Porcupine-Tuit area, where Prima has drilled 23 wells and anticipates drilling 40 to 60 additional wells in 2002, and also expects to initiate production during the Summer, once third-party gathering facilities are installed. Other investment activities planned for 2002 are weighted toward the second half of the year, reflecting anticipated improvements in natural gas prices and issuance in the Fall of the Bureau of Land Management's record of decision pertaining to an environmental impact statement (EIS) covering CBM development in the Powder River Basin. Issuance of the EIS is expected to enhance operating and development efficiencies by improving availability of drilling permits on federal acreage, which accounts for approximately 80% of Prima's Powder River Basin acreage (82% pro forma the pending sale of assets in the Stones Throw area).

Prima is a Denver-based independent oil and gas company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through its wholly owned subsidiaries, Prima is also engaged in oil and gas property operations, oilfield services and natural gas gathering, marketing and trading. The Company's current activities are principally conducted in the Rocky Mountain region of the United States.

The Company intends to report its 2001 financial results on March 20, 2002, and has scheduled a follow-up conference call for 9:00 A.M. Mountain Standard Time on March 21, 2002. For additional information on Prima, please access our web page at www.primaenergy.com.

This press release contains forward-looking statements regarding the Company's natural gas and oil reserve estimates, gas and oil markets, pending transactions, and future activities, and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any such statements or projections reflect the Company's current views with respect to future events and performance. No assurance can be given, however, that these events will occur or that such projections will be achieved, and actual results or events could differ materially from those projected. Factors which could cause results to differ from projections include volatility of oil and natural gas prices, uncertainty of reserve estimates, risks of oil and natural gas exploration, development and production, competition, operating hazards and uninsured risks, government regulation, environmental matters, and the conduct of third parties. A more complete discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's Annual Report on Form 10-K.


CONTACT:    Prima Energy Corporation, Denver
            Richard H. Lewis or Neil L. Stenbuck 303/297-2100